CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 of our report dated March 7, 2003, relating to the financial statements of Nebo Products, Inc., which appears in the Annual Report on Form 10-KSB of Nebo Products, Inc. for the year ended December 31, 2002.


/s/ Tanner + Co.


Salt Lake City, Utah
May 30, 2003